Exhibit 99.1

News

For Immediate Release

EP Energy Corporation Provides Favorable Outlook for 2014, Driven by Growing Oil Assets

HOUSTON, February 10, 2014—EP Energy Corporation (NYSE: EPE) today announced its financial and operational outlook for 2014.

2014 Highlights

•                  $2 billion capital program

•                  20 percent increase in well completions from 2013, with only a 4 percent increase in capital from 2013

•                  40 percent increase in oil production from 2013

•                  50,000 to 54,000 barrels of oil per day

•                  Significant EBITDAX margin per unit expansion

•                  Substantially all of 2014 estimated oil and natural gas production hedged at favorable prices

Note: Data throughout this release, including the above highlights, is pro forma for domestic asset sales and the sale of the company’s equity interest in Four Star Oil & Gas Company completed in 2013, and the sale of the company’s Brazil operations which is anticipated to close in 2014.  See Disclosure of Non-GAAP Measures section of this release for applicable reconciliations to GAAP terms.

“We start the year with an exciting future ahead as a new publicly-traded company, well positioned with a tremendous set of growth opportunities,” said Brent Smolik, chairman, president and chief executive officer of EP Energy Corporation.  “For 2014, we’ve meaningfully increased our planned activity levels, with only a modest increase in capital, as we continue to benefit from continued operational efficiencies in all of our core oil programs.  We expect to generate significant oil volume growth along with higher asset values as we develop our extensive inventory of high-return opportunities.  Our cash flows have strong commodity price protection from our multi-year hedge program, with nearly all of our estimated 2014 oil production hedged at an average price of $97.70 per barrel.  Looking ahead, we will continue our rapid growth; maintain our focus on improving efficiencies and returns, while growing the size and value of our future inventory of opportunities.”

Business Plan Highlights

2014 activities will focus on the company’s core programs—Eagle Ford, Wolfcamp and Altamont.  The 2014 capital budget is expected to be approximately $2 billion, up approximately 4 percent from 2013 and will be allocated entirely to the Eagle Ford, Wolfcamp and Altamont programs.  In total, EP Energy expects to complete 265 to 290 wells in 2014 compared with 231 wells in 2013, which is approximately 20 percent higher than 2013 levels at the mid-point of estimates.

Oil production is forecasted to grow by approximately 40 percent, at the midpoint of estimates, from 2013 to an average of 50 to 54 thousand barrels a day.  Total production is expected to grow by approximately 15 percent, at the midpoint of estimates, from 2013 to 94.5 to 102.5 thousand barrels of oil equivalent per day.  Per-unit adjusted cash costs are expected to be $12.25 to $14.25 per Boe before transportation costs of $3.00 to $3.50 per Boe and DD&A rates are expected to be $24.00 to 26.00 per Boe.   These costs reflect the company’s increased oil production, which is expected to continue to generate significant EBITDAX margin expansion.

Capital Budget Allocation

The capital budget for Eagle Ford is approximately $1 billion, with activity predominantly focused in EP Energy’ s central area in La Salle County, as the company continues to optimize well designs and test infill drilling with 40-acre spacing.  In the Wolfcamp the company has budgeted approximately $680 million which will focus on combined development of the Wolfcamp B and C horizons and begin drilling Wolfcamp A wells.  EP Energy has a uniquely advantaged position in the Uinta Basin in the Altamont field and expects to spend approximately $240 million developing its vertical well program while reviewing additional infill opportunities and testing horizontal wells during the year.

EP Energy maintains approximately 37,000 acres in the core of the Haynesville play which are held by production and no drilling is currently planned as the company is allocating its capital to growing oil programs.  However, the company is well positioned to resume its efficient drilling operations in the play in the event of sustained higher natural gas prices.

Budget Comparison

A comparison of 2013 and 2014 capital investments and activities are shown in the table below.  Activity levels in 2014 are expected to increase approximately 20 percent with an approximately 4 percent increase in capital spending.

	2013	2014
Capital Investment ($ billion)
Drilling and completion	$1.58	$1.73
Facilities, lease and seismic	$0.28	$0.20
G&A, interest and other	$0.07	$0.07
Total	$1.93	$2.00

Average Drilling Rigs
Eagle Ford	5.5	5 – 6
Wolfcamp	3	3 – 4
Altamont	2.5	3 – 4

Wells Completed
Eagle Ford	136	135 – 145
Wolfcamp	68	95 – 105
Altamont	27	35 – 40
Total	231	265 – 290

Financing

At year-end 2013, EP Energy had available liquidity of $2.4 billion, pro forma for IPO proceeds.  The company maintains a $2.5 billion revolving credit facility which is supported by its growing reserve base.  EP Energy will use this facility and operating cash flows to fund its capital program as it does not expect to need to access capital markets to fund its growth capital in the foreseeable future.  Growing cash flows are expected to fund an increasing percentage of future capital expenditures.

Commodity Hedges

EP Energy has significant commodity price protection in 2014 with nearly 100 percent of its estimated oil production hedged at $97.70 per barrel.  In addition to these fixed price hedges, the company has basis hedges in place for more than 50 percent of estimated 2014 Eagle Ford production.  EP Energy also has approximately 100 percent of estimated natural gas production hedged at $4.02 per MMBtu this year.  The company also has fixed price hedges on 21.0 MMBbl and 11.8 MMBbl of oil in 2015 and 2016, respectively at average floor prices of $91.19 per Bbl and $90.47 per Bbl in 2015 and 2016, respectively.

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

The company uses the terms EBITDAX margin per unit and adjusted cash operating costs.

EBITDAX margin per unit is defined as income (loss) from continuing operations plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense divided by total production and is a valuable measurement of a company’s operating profitability.  The company believes that the presentation of EBITDAX margin per unit is important to provide management and investors with (i) additional information to evaluate our ability to service debt, adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) an important supplemental indicator of the operational performance of our business, (iii) an additional criterion for evaluating our performance relative to our peers, (iv) additional information to measure our liquidity (before cash capital requirements and working capital needs) (v) and supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future.  EBITDAX margin per unit has a limitation as analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income, income (loss) from continuing operations, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of EBITDAX may not be comparable to similarly titled measures used by other companies in our industry.

Adjusted cash operating costs is a non-GAAP measure calculated on a per Boe produced basis and includes total operating expenses less depreciation, depletion and amortization expense, natural gas purchases, transportation costs, exploration expense, impairment and ceiling charges, transition and restructuring costs and non-cash compensation expense.  The company believes adjusted cash operating costs per unit is a valuable measures to provide management and investors and reflects operating performance and efficiency; however, this measures may not be comparable to similarly titled measures used by other companies is subject to several of the same limitations as analytical tools as noted in the paragraphs above.

Cautionary Statement Regarding Forward-Looking Statements.

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com